Exhibit 10.13

Deed No. S 0445/2010

SHARE EXCHANGE AND TRANSFER AGREEMENT

regarding
CityDeal Europe GmbH

On this fourteenth and fifteenth May

two thousand and ten

- 14/15 May 2010 -

appeared before me,

Dr. Martin T. Schwab,
Notary with official residence in Munich,

in the offices at 80333 Munich, Pacellistrabe 14/I:

1.                                       Dr. Sascha Leske,

born on 9 July 1974,

attorney-at-law and tax advisor in Berlin,

with office address Noerr LLP, Charlottenstrabe 57, 10117 Berlin,

identified by his German identity card,

according to his declarations not acting on his own behalf, but in the name and on behalf of

a)                                      Bambino 44. VV UG (haftungsbeschränkt) & Co B-84 KG (in the future: CD-Inv Holding UG (haftungsbeschränkt) Beteiligungs KG) with seat in Berlin, registered with the commercial register of the local court of Berlin-Charlottenburg under HRA 43437 B,

“Seller-Inv KG”,

by virtue of a notarial certified power of attorney dated 11 May 2010 which was presented today as an original and is attached as a certified copy to this deed as Schedule A,

b)                                     Bambino 45. VV UG (haftungsbeschränkt) & Co B-85 KG (in the future: CD-Rocket Holding UG (haftungsbeschränkt) Beteiligungs KG) with seat in Berlin, registered with the commercial register of the local court of Berlin-Charlottenburg under HRA 43433 B,

“Seller-Rocket KG”,

by virtue of a notarial certified power of attorney dated 12 May 2010 which was presented today as an original and is attached as a certified copy to this deed as Schedule B,

c)                                      Bambino 43. VV UG (haftungsbeschränkt) & Co B-83 KG (in the future: CityDeal Management UG (haftungsbeschränkt) & Co. Beteiligungs KG) with registered seat in Berlin, registered with the commercial register of the local court of Berlin-Charlottenburg under HRA 43431 B,

“Seller-Management KG”

by virtue of a notarial certified power of attorney dated 12 May 2010 which was presented today as an original and is attached as a certified copy to this deed as Schedule C,

d)                                     CityDeal Europe GmbH with registered seat in Berlin, registered with the commercial register of the local court of Berlin-Charlottenburg under HRB 123438 B,

“Company”

by virtue of a notarial certified power of attorney dated 12 May 2010 which was presented today as an original and is attached as a certified copy to this deed as Schedule D,

2.                                       Ms. Ksenia Ilina,

born on 29 November 1977,

attorney-at-law in Munich,

with office address 80331 Munich, Isartorplatz 1,

personally, known by me, Notary,

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according to her declarations not acting on her own behalf, but in the name and on behalf of

a)                                      Groupon Germany GbR, a German law partnership (Gesellschaft bürgerlichen Rechts) with place of business in Berlin, which is constituted by its sole partners Groupon Inc., as defined below, and Groupon City Deal, LLC, a limited liability company corporation organized under the laws of the state of Delaware, USA, 600 West Chicago Ave., Suite 850, Chicago, Illinois 60654, USA,

“Groupon NewCo”,

represented by Groupon Inc. pursuant to the partnership agreement by virtue of a notarial certified and apostilled power of attorney dated 12 May 2010 which was presented today as an original and is attached as a certified copy to this deed as Schedule E plus a certified copy of the notarial subscribed partnership agreement and a certificate of formation and LLC Agreement for Groupon City Deal, LLC, the latter two as fax copy with promise to submit the originals in due course,

b)                                     Groupon Inc., a corporation, organized under the laws of the state of Delaware, USA, 600 West Chicago Ave., Suite 850, Chicago, Illinois 60654, USA,

“Groupon Inc.”,

by virtue of a notarial certified and apostilled power of attorney dated 12 May 2010 which was presented today as an original and is attached as a certified copy to this deed as Schedule F.

Seller-Inv KG, Seller-Rocket KG, Seller-Management KG, Groupon NewCo and Groupon Inc. are also referred to as the “Party” and collectively as the “Parties”.

The persons appearing requested the following agreement to be recorded in the English language in which they are fluent according to their own statement and according to the conviction of the officiating Notary who also has sufficient command of the English language. After having been

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instructed by the officiating Notary the persons appearing waived their right to obtain the assistance of a sworn interpreter and the right to obtain a certified translation of this deed in the German language.

They requested the notarization of the following oral declarations made before me during their presence:

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I.

DEED OF REFERENCE

The persons appearing approved therefore in the name of the represented parties all declarations which have been stipulated on their behalf in the Deed Of Reference and waive any restrictions from paragraph 181 German Civil Code (BGB).

II.

MISCELLANOUS

Pursuant to § 14 of the German Act on Recording Deeds the attached exhibit Annex A to the earn out agreement constitutes formal part of this deed and has been provided for reviewing to the persons appearing. Reference is made to this exhibit. The persons appearing explicitly waive their right to have this exhibit to be read aloud by the Notary and have confirmed and signed this on each single page.

Annex A, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.10, 3.1.11, 3.1.12, 3.1.13, 3.1.14 have been attached for information purposes only.

Each party shall receive a certified copy.

A simple copy and an electronic copy shall receive attorney-at-law Dr. Sascha Leske, LL.M., Noerr LLP, Charlottenstrabe 57, 10117 Berlin and attorney-at-law Dr. Matthias Lupp, attorney-at-law, DLA Piper UK LLP, Isartorplatz 1, 80331 Munich.

The tax office for statutory corporations (Finanzamt für Körperschaften) in Berlin responsible for the Company shall receive a certified copy.

Read aloud in English
together with the exhibits Annex F, 3.1.5, 3.1.7 by the Notary approved by the persons appearing and signed by their own hands:

DATED 14/15 May 2010

SHARE EXCHANGE AND TRANSFER
AGREEMENT

CONTENTS

1.	SHARE EXCHANGE	4

2.	SHARE TRANSFER	5

3.	CLOSING DELIVERIES	6

4.	EARN-OUT	8

5.	SELLERS’ WARRANTIES (GARANTIEN)	8

6.	SUPPLEMENTARY PROVISIONS REGARDING THE WARRANTIES	18

7.	LEGAL CONSEQUENCES IN CASE OF INCORRECT OR INCOMPLETE SELLERS’ WARRANTIES	19

8.	BUYER’S WARRANTIES	21

9.	LEGAL CONSEQUENCES IN CASE OF INCORRECT OR INCOMPLETE BUYER’S WARRANTIES	22

10.	TRANSFER OF THE ENTERPRISE	22

11.	CONFIDENTIALITY AND PROVIDING INFORMATION TO THIRD PARTIES	22

12.	LANGUAGE, INTERPRETATION AND DEFINITIONS	23

13.	NOTICES	24

14.	RESTRICTIONS ON TRANSFER; SET-OFF	25

15.	COSTS AND TRANSFER TAXES	26

16.	FINAL PROVISIONS	26

PRELIMINARY REMARKS

To the extent that reference is made in this share exchange and transfer agreement (the “Agreement”) to annexes, this relates to the annexes notarised in Deed no. S 441/2010 of the officiating notary, dated 14/15 May 2010 (the “Reference Deed”). Reference is made to the Reference Deed, the original of which was available for inspection prior to and during today’s notarisation. The notary instructed the persons appearing about the legal consequences of the reference. The persons appearing declared that they were familiar with the contents of the Reference Deed, and they approved all declarations made therein on behalf of the Parties by Ms Ilina as representative without authority. After having been instructed by the notary, they waived the Reference Deed being read aloud and officially issued with this Deed.

PREAMBLE

A.                                   Seller-Inv KG and Seller-Rocket KG hold all shares (“CityDeal Shares”) in CityDeal Europe GmbH, Berlin, registered with the commercial register of the local court of Charlottenburg under HRB 123438 (the “Company”) as follows:

•                                          Seller-Inv KG holds after exection of the Transfer of GmbH Shares dated 14/15 May 2010, URNr. S 442/2010, 15,459 shares in the Company in the nominal amount of EUR 1 each (“CityDeal Inv-Shares”), with the serial no 25,001 through 30,160 and serial no 30,935 through 41,233 in the most recent list of shareholders deposited with the commercial register and dated 21 April 2010, which was available at the notarisation as a printout of the electronic commercial register and which is attached to this Deed for purpose of evidence as Annex A (the “List of Shareholders”); no objection has been attached to the List of Shareholders;

•                                          Seller-Rocket KG holds 30,929 shares in the Company in the nominal amount of EUR 1 each (“CityDeal Rocket-Shares”), with the serial no 1 through 25,000, serial no 30,161 through 30,934 and serial no 41,234 through 46,388 in the List of Shareholders.

The entire issued share capital of the Company amounts to EUR 46,388 (in words: Euro four-six-three-eight-eight) and is fully paid up.

B.                                     Groupon NewCo (“Buyer”) is a 100% subsidiary of Groupon Inc. and Groupon City Deal LLC and holds a total of 3,300,000 Voting Common Stock with a nominal par value of USD 0.0001 each in Groupon Inc. The entire issued or outstanding share capital of Groupon Inc. amounts to 40,281,988 shares with a nominal par value of USD 0.0001 each and is divided in the following share classes:

4,202,658 shares of Series F Preferred Stock;

4,406,160 shares of Series E Preferred Stock;

6,560,174 shares of Series D Preferred Stock;

199,998 shares of Series B Preferred Stock;

24,265,731 shares of Voting Common Stock; and

647,267 shares of Nonvoting Common Stock.

C.                                     By means of this Agreement, Seller-Inv KG, Seller-Rocket KG and Seller-Management KG (each individually “Seller” and jointly “Sellers”) intend to agree to transfer and Seller-Inv KG and Seller-Rocket KG (“CityDeal Transferors”) intend to transfer the CityDeal Shares to Groupon NewCo in exchange for Groupon NewCo agreeing to transfer and to transfer 3,300,000 Voting Common Stock in Groupon Inc. (“Groupon Shares”) to Sellers as follows:

•                                To Seller-Inv KG 989,901 Groupon Shares with serial no 15 (“Groupon Inv- Shares”);

•                                To Seller-Rocket KG 1,980,099 Groupon Shares with serial no 16 (“Groupon Rocket- Shares”); and

•                                To Seller-Management KG 330,000 Groupon Shares with serial no 17 (“Groupon Management-Shares”).

D.                                    The Parties acknowledge that Seller-Management KG does not hold any CityDeal Shares and hence cannot transfer any CityDeal Shares in its own name to Groupon NewCo. The consideration for Seller Management KG to acquire Groupon Management-Shares and Earn-Out Management Shares (as defined in lit. E below) shall be rendered in that CityDeal Transferors (being instructed to do so by Seller-Management KG) transfer 10% of the CityDeal Shares to Groupon NewCo in their own name, but solely for account (für Rechnung) of Seller-Management KG (“CityDeal Management Transfer-Shares”) and (for the avoidance of doubt) the remaining 90% of the CityDeal Shares for their own account.

E.                                      As further consideration for transferring the CityDeal Shares to Groupon NewCo, Sellers — pro-rata to them having acquired Groupon Shares according to this Agreement — shall be entitled to a certain number of additional shares up to an amount of 3,350,000 in Groupon Inc. under the terms of a separate earn-out agreement (“Earn-Out Agreement”), which shall be attached to this Agreement as Annex F (“Earn-Out Shares”) as follows:

•                                Seller Inv-KG being entitled to up to 1,004,900 Earn-Out Shares pursuant to the Earn-out Agreement (“Earn-Out Inv-Shares”)

•                                Seller Rocket-KG being entitled to up to 2,010,100 Earn-Out Shares pursuant to the Earn-Out Agreement (“Earn-Out Rocket-Shares”)

•                                Seller Management-KG being entitled to up to 335,000 Earn-Out Shares pursuant to the Earn-Out Agreement (“Earn-Out Management-Shares”).

F.                                      For the purposes of this Agreement the acquisition of CityDeal Shares by the Buyer in exchange for Groupon Shares and Earn-Out Shares to be acquired by Sellers is hereinafter referred to as the “Transaction”.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, Sellers and Buyer agree as follows.

1.                                       SHARE EXCHANGE

1.1                                 Seller-Inv KG hereby agrees to transfer the CityDeal Inv-Shares (except for the CityDeal Management Transfer-Shares) to the Buyer in exchange for (i) the transfer of the Groupon

Inv-Shares and — as the case may be (subject to sub-clause 4) — the Earn-Out Inv-Shares as well as (ii) a payment in the amount of USD 650,000 - i. W. US-Dollars six-fifty-thousand - to Seller Inv-KG (such payment hereinafter referred to as “Share Purchase Price”). The Buyer hereby accepts this share exchange.

1.2                                 Seller-Rocket KG hereby agrees to transfer the CityDeal Rocket-Shares (except for the Management Transfer Shares) to the Buyer in exchange for the transfer of the Groupon Rocket-Shares and — as the case may be (subject to sub-clause 4) — the Earn-Out Rocket-Shares. The Buyer hereby accepts this share exchange.

1.3                                 Seller-Management KG hereby agrees to transfer the CityDeal Management Transfer-Shares to the Buyer by instructing CityDeal Transferors to transfer the CityDeal Management Transfer-Shares to Buyer in exchange for the transfer of the Groupon Management-Shares and - as the case may be (subject to sub-clause 4) - the Earn-Out Management-Shares. The Buyer hereby accepts this share exchange. To the extent that the CityDeal Transferors transfer CityDeal Management Transfer Shares for account of Seller Management KG, CityDeal Transferors shall not be treated as Seller under this Agreement. For purposes of this Agreement, Seller of the CityDeal Management Transfer Shares shall be exclusively Seller Management KG. For the avoidance of doubt, this shall not exclude any joint liability of Sellers as provided for under this Agreement.

1.4                                 The notary advised the persons appearing that the entitlement with regard to the Shares (ownership and power of disposal) and their possible denomination had not been proven to him. The persons appearing, acting as stated, nevertheless insisted on the Agreement immediately being recorded.

2.                                      SHARE TRANSFER

2.1                                 Subject to the condition precedent of the occurrence of Closing in the meaning of sub-clause 2.5. the CityDeal Transferors hereby transfers the CityDeal Shares to the Buyer who hereby accepts this transfer. The Buyer hereby transfers

•                                          the Groupon Inv-Shares to Seller-Inv KG by means of delivery of the respective stock certificate (“Groupon Inv Stock Certificate”) as set forth under the Closing Deliveries. Seller-Inv KG accepts such transfer;

•                                          the Groupon Rocket-Shares to Seller-Rocket KG by means of delivery of the stock certificate (“Groupon Rocket Stock Certificate”) as set forth under the Closing Deliveries. Seller-Rocket KG accepts such transfer; and

•                                          the Groupon Management-Shares to Seller-Management KG by means of delivery of the stock certificate (“Groupon Management Stock Certificate”) as set forth under the Closing Deliveries. Seller-Management KG accepts such transfer.

2.2                                 Pursuant to section 13.1 of the Articles of Association of the Company, the CityDeal Transferors hereby irrevocably approve the transfer of the CityDeal Shares to Buyer as contemplated under this Agreement.

2.3                                 All ancillary rights relating to the CityDeal Shares are transferred together with the CityDeal Shares, in particular the right to participate in the profits. The Buyer is exclusively entitled to any profits attributable to the CityDeal Shares to the extent that the distribution of profits has not yet been resolved until the Closing Date.

2.4                                 All ancillary rights relating to the Groupon Shares are transferred together with the Groupon Shares, in particular the right to participate in the profits. The Sellers are exclusively entitled to any profits attributable to the Groupon Shares to the extent that the distribution of profits has not yet been resolved until the Closing Date.

2.5                                 The completion (dinglicher Vollzug) of the Transactions (excluding the Earn-Out Shares) shall take place concurrently with the execution of this Agreement (the “Closing”). The date of the Closing shall be referred to herein as the “Closing Date”.

3.                                      CLOSING DELIVERIES

3.1                                 In connection with the execution of this Agreement and the consummation of the Transaction contemplated hereby, the Sellers are delivering to the Buyer the following, all of which shall be deemed to be delivered simultaneously:

3.1.1                        Written consent of the Company to the transfer of the Shares as may be required under sub-clause 13.1 of the Company’s articles of association (the “Articles of Association”) and attached to this deed as Annex 3.1.1;

3.1.2                        Written consent of the Sellers’ partners to the conclusion of this Agreement and any agreements related to the implementation of the Transaction and attached to this deed as Annax 3.1.2;

3.1.3                        The original or a copy of such of an agreement of accession to the “Voting Agreement and Right Of First Refusal and Co-Sale Agreement”, dated 16 April 2010 as amended from time to time a copy of which is attached as Annex 3.1.3 signed by the Sellers;

3.1.4                        The original or a copy of such of a signed version of the shareholders’ agreement between Groupon Inc., European Founders Fund GmbH, Rocket Internet GmbH, the Sellers, Green Media, LLC, Rugger Ventures, LLC and Andrew Mason signed by the Sellers a copy of which is attached as Annex 3.1.4;

3.1.5                        The original of a signed version of a non-compete agreement between on the one side Rocket Internet GmbH, Alexander Samwer, Marc Samwer and Oliver Samwer and on the other side the Buyer, substantially in the form as attached as Annex 3.1.5;

3.1.6                        The original version of the Earn-Out Agreement signed by the Sellers as attached as Annex F;

3.1.7                        The original version of the loan agreement from the partners of Seller-Inv KG and Seller-Rocket KG to the Company signed by the partners of Seller-Inv KG and Seller-Rocket KG, substantially in the form as attached as Annex 3.1.7;

3.1.8                        Signed versions of employment agreements concluded with selected key employees of the Company, copies of which are attached as Annex 3.1.8;

3.1.9                        A copy of the articles of association of the subsidiaries of the Company as listed in Annex 5.2.1.1 (“Subsidiaries”);

3.1.10                  A copy of a signed version of an accession agreement regarding the acquisition of limited partnership interests in Seller-Management KG by Bambino 46. VV UG (haftungsbeschränkt) is attached as Annex 3.1.10;

3.1.11                  A copy of a signed version of the partnership agreement of Seller-Management KG is attached as Annex 3.1.11;

3.1.12                  A copy of the notarized version of the irrevocable offer regarding the sale and transfer agreement relating to the shares in CityDeal Management UG (haftungsbeschränkt), a copy of which is attached as Annex 3.1.12;

3.1.13                  A copy of a signed version of a licence agreement between the Company and Rocket Internet GmbH is attached as Annex 3.1.13;

3.1.14                  A copy of a signed version of a Loan Sale and assignment agreement between Rocket Internet GmbH, CityDeal GmbH and the Company is attached as Annex 3.1.14.

3.2                                 In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Buyer is delivering to the Sellers the following, all of which shall be deemed to be delivered simultaneously:

3.2.1                        The Groupon Inv Stock Certificate registered in the name of the Buyer, together with duly executed stock powers attached in proper form for transfer to Seller-Inv KG;

3.2.2                        The Groupon Rocket Stock Certificate registered in the name of the Buyer, together with duly executed stock powers attached in proper form for transfer to Seller-Rocket KG;

3.2.3                        The Groupon Management Stock Certificate registered in the name of the Buyer, together with duly executed stock powers attached in proper form for transfer to Seller-Management KG;

3.2.4                        The original of the Earn-Out Agreement signed by the Buyer, as attached as Annex F;

3.2.5                        The original or a copy of such of a signed version of the shareholders’ agreement between Groupon Inc., European Founders Fund GmbH, Rocket Internet GmbH, the Sellers, Green Media, LLC, Rugger Ventures, LLC and Andrew Mason signed by the Buyer, a copy of which is attached as Annex 3.1.4;

3.2.6                        The original version of the loan agreement from Buyer to Company substantially in the form as attached as Annex 3.1.7 signed by the Buyer; and

3.2.7                        The original of a signed version of a non-compete agreement between on the one side Rocket Internet GmbH, Alexander Samwer, Marc Samwer and Oliver Samwer and on the other side the Buyer, substantially in the form attached as Annex 3.1.5.

3.3                                 The Closing deliveries set forth under sub clauses 3.1 and 3.2 are referred to collectively as the “Closing Deliveries”. The Buyer may waive the Closing Deliveries set forth under sub-clause 3.1 in whole or in part. The Seller may waive the Closing Deliveries set forth in sub-clause 3.2 in whole or in part. Any documents in copy are to submitted as originals in due course.

3.4                                 In the course of the Closing or at other agreed times, the Parties shall provide all further declarations and perform all further acts that are necessary or appropriate to achieve the legal and economic effects stipulated in this Agreement, in particular to achieve the transfer of the Shares. The Buyer hereby agrees to procure for the payment of the Share Purchase Price promptly after the Closing hereof, whereas such later payment shall not hinder the occurrence of Closing (dinglicher Vollzug).

3.5                                 If and to the extent the Company or any of its Subsidiaries makes use of employees that are (i) formally employed with any entity directly or indirectly owned or co-owned by any of the Sellers, and (ii) exclusively work for the Company or any of its Subsidiaries, the Sellers undertake to ensure that the employment relationships of these employees will be transferred to the Company or the respective Subsidiary (on terms corresponding to the current terms of these employees) free of any additional costs for the Company or the Subsidiaries, as the case may be (other than costs directly resulting from the respective employment relationship).

3.6                                 If and to the extent the Company or any of its Subsidiaries makes use of any IP Rights that (i) were developped or came into existence through any entity directly or indirectly owned or co-owned by any of the Sellers, and (ii) are required and currently used by the Company or any of its Subsidiaries to conduct their business operations on a stand alone basis, the Sellers undertake to ensure that (a) those IP Rights that are exclusively used by the Company will be transferred free of any additional costs or price to the Company or its Subsidiaries, as the case may be, or (b) to the extent those IP Rights are not exclusively used by the Company or any of its Subsidiaries, the Company and/or the Subsidiaries will be granted an unrestricted, royalty free licence to use such IP Rights.

3.7                                 Upon due execution of all Closing Deliveries the Parties shall confirm in writing vis-à-vis each other that Closing has occurred (“Closing Confirmation”). The Closing Confirmation duly signed on behalf of all Parties shall constitute an irrefutable proof (unwiderlegliche Vermutung) that Closing has occurred. A copy of which shall be submitted to the notary.

3.8                                 If either Party does not provide the respective other Party with the documents specified in sub-clause 3.1 or sub-clause 3.2 respectively in the course of the Closing, or if there are justified doubts about the completeness or correctness of these documents, the respective other Party shall be entitled to suspend its obligations pursuant to this Clause 3 until the reasons for the refusal have been removed.

4.                                      EARN-OUT

4.1                                 In consideration for the transfer of the CityDeal Shares the Sellers shall be entitled to the transfer of the Earn-Out Shares subject to the provisions of the Earn-Out Agreement as attached as Annex F.

4.2                                 The Earn-Out Agreement and any claims thereunder, including in particular, but not exclusively, any potential claim of the Sellers that an earn-out was triggered shall be solely governed by the laws of the State of Delaware, U.S.A. as provided for under Clause 12 of the Earn-Out Agreement.

4.3                                 Any dispute arising out of or relating to the Earn-Out Agreement or any possible dispute whether a dispute is arising out of or relating to the Earn-Out Agreement under this provision shall be settled in accordance with the provisions of the Earn-Out Agreement. The Parties agree that any decision made in this context by a United States Court shall be binding. In particular, the Parties hereby waive any recourse to the German courts with respect to any claim under the Earn-Out Agreement.

5.                                      SELLERS’ WARRANTIES (GARANTIEN)

The Parties have extensively discussed and negotiated to what extent and how the Sellers should be liable for defects of the CityDeal Shares and/or the business enterprise of the Company. They have decided to depart from the statutory system of liability, and in its place to provide for a separate system of liability, as determined in Clauses 5 to 7 of this Agreement.

The Sellers hereby as joint and several debtors (als Gesamtschuldner) — warrant the correctness and completeness of the following statements (the “Sellers’ Warranties”) by means of an independent guarantee promise (Garantieversprechen, section 311 para 1 BGB), which - according to the Parties’ express intention - constitutes a promise that is made from the start only with the restricted content according to Clauses 5 to 7:

5.1                                 Corporate Matters

5.1.1                        The Company is a company with limited liability that was properly established and exists in accordance with German law. The Subsidiaries are companies with limited liability that were properly established and exist under the respective law of their origin.

5.1.2                        The current version of the Articles of Association is the version notarially recorded on 21 April 2010 in deed no A 586/2010 of the notary Stefan Aldag in Berlin, since then, no resolutions have been passed to amend the Articles of Association. The articles of association of each of the Subsidiaries attached as Annex 3.1.9 are a true and complete copy of the current version of such articles of association.

5.1.3                        The CityDeal Transferors are the owner of the CityDeal Shares and the Company is owner of the shares in its direct Subsidiaries in legal and economic terms (rechtliches and wirtschaftliches Eigentum). The CityDeal Transferors are free to dispose over the CityDeal Shares and, the Company is free to dispose over the shares in its direct Subsidiaries, at will, in particular without requiring the consent of third parties (other than the Seller-Management KG) or thereby adversely affecting the rights of third parties, e.g. rights of first refusal or other preferential rights of acquisition. There exist no rights in rem or other rights of a third party in or with regard to the CityDeal Shares and the shares in the Subsidiaries.

5.1.4                        The CityDeal Shares and the shares in the Subsidiaries have been validly issued and the contributions towards the CityDeal Shares and the Subsidiaries have been fully paid up in cash and have not been repaid in whole or in part. There are no obligations to make additional contributions in the Company or to refund any amounts paid.

5.1.5                        The “new formation in economic terms” of the Company, CityDeal GmbH, CityDeal (FR) GmbH and CityDeal (UK) GmbH (“wirtschaftliche Neugründung”) by the use of shelf companies, which took place on 15 December 2009 and on 17 December 2009, respectively, was disclosed to the commercial register of the the local court Berlin-Charlottenburg by declaration of 16 December 2009 and on 23 December 2009 respectively. At the time of disclosure of the new formation in economic terms, the share capital of the Company was not reduced. The Company has no claims against the Sellers on the grounds of the Company’s assets being less than the share capital at this point of time (Unterbilanzhaftung).

5.1.6                        There exist no participations, including silent participations or sub-participations, in the Company or any Subsidiary, and there exist no conditional obligations or binding offers concerning the creation of such participations either. There are no trust agreements or similar agreements in relation to the CityDeal Shares nor any of the shares in the Subsidiaries, nor are there obligations in relation to shareholder rights or similar rights (e.g. a voting trust, participation in profits).

5.1.7                        Except as set forth in Annex 5.1.7.1 all facts relating to the Company and the Subisidaries that are legally required to be registered in the commercial register are actually registered in the commercial register or a similar companies register in the respective jurisdictions of registration of the Subsidiaries. Annex 5.1.7.2 contains up-to-date, complete and correct print-outs from the commercial register or other companies registers.

5.1.8                        No shareholder’s resolution of the Company which was passed in the past three months has been, will be or can still be challenged.

5.1.9                        There exist no agreements between the Company and shareholders or between the Company and third parties under which the Company is obliged to issue or transfer shares and/or rights to subscribe to shares in the Company. This is in particular true with regard to convertible bonds and similar rights that grant creditors a right to convert or subscribe to shares in the Company. No third party has the right to subscribe to shares in any Subsidiary and no Subsidiary is obliged to transfer shares to any third party except as set forth in Annex 5.1.9.

5.1.10                  There exist no control agreements, profit and loss transfer agreements or other intercompany agreements as defined in section 291 et seq. Stock Corporation Act (Aktiengesetz, “AktG”) with the Company.

5.1.11                  Neither the Company nor any of its Subsidiaries is insolvent. No insolvency proceedings have been instituted against the assets of the Company or any Subsidiary, neither has the institution of such proceedings been denied for lack of assets nor has the Company or any Subsidiary been notified in writing of an application being filed for such proceedings. There are no circumstances that could justify the avoidance of the transfer of the CityDeal Shares according to the provisions of the Insolvency Code (Insolvenzordnung) and/or the Avoidance Act (Anfechtungsgesetz).

5.2                                 Affiliated Enterprises and Memberships

5.2.1                        Annex 5.2.1.1 contains a list of all Subsidiaries in which the Company holds any direct or indirect interest - also in the form of a silent participation or sub-participation -, correctly specifying - as far as applicable - the seat (Sitz), the commercial register no., the (issued) share capital or fixed capital, as well as the amount of the respective interest held by the Company, with the exception of the shares held by the Company in its Russian subsidiary. The Company is not, conditionally or otherwise, obliged to sell any interests or to acquire any further interests, except as specified in Annex 5.2.1.2. In respect of the Company’s interests, there are no liability risks due to an intervention destroying the economic viability of a business (existenzvernichtender Eingriff).

5.2.2                        To the Sellers’ best knowledge, Annex 5.2.2 contains a list of all the Company’s memberships in working committees (Arbeitsgemeinschaften), federations (Verbeinden), associations (Zusammenschhissen) and other organisations.

5.3                                 Accounting, Current Accounts and Distribution of Profits

5.3.1                        The Company’s unaudited consolidated accounts dated 30 April 2010 (“Accounts Date”) and attached hereto as Annex 5.3.1 (consisting of the balance sheet and profit and loss account, but excluding, for the avoidance of doubt, any notes (Anhang/Lagebericht)) (the “Consolidated Accounts”) have been prepared on the basis of and in accordance with German GAAP. The Consolidated Accounts truly and fairly reflect the state of affairs and the financial and income situation of the Company and the Subsidaries on a consolidated level.

5.3.2                        There are no resolutions on the appropriation of profits that have not yet been implemented by distribution. Except as disclosed in Annex 5.3.2, no provisional or hidden distributions of profits or other payments of the Company to its shareholders and/or its members of corporate organs have been made or agreed.

5.4                                 Real Estate

The Company and its Subsidiares do not own any real estate or rights equivalent to real estate, nor are they obliged to acquire any real estate or rights equivalent to real estate.

5.5                                 Operating Equipment

5.5.1                        To the Sellers’ best knowledge the Company and its Subsidiaries own or are entitled to use all assets necessary to continue their business operations on a stand alone basis and materially as conducted until the Closing Date. To the Sellers’ best knowledge these assets are in suitable condition and have been maintained and repaired on a regular basis.

5.5.2                        To the Sellers’ best knowledge, Annex 5.5.2 contains an in all material respects complete and correct list of all rental agreements, lease agreements and other agreements concerning the use of movable and immovable assets used for the Company’s and the Subsidaries’ business operations, including real estate sites and buildings in all cases only if such agreements provide for payments exceeding a total of EUR 30,000 (in words: Euro thirty thousand) p.a. (collectively the “Contracts of Use”). To the Sellers’ best knowledge there exist no rights of third parties to terminate the Contracts of Use that either now or in the future make impossible the continuation of the business activities.

5.6                                 Intellectual Property Rights

5.6.1                        As used herein, the term “IP Rights” means the Company’s and the Subsidiaries’ (i) registered trade names, trade marks, logos, service marks and trade mark and service mark applications, (ii) internet domain names, (iii) all trade secrets or confidential or proprietary information (including, without limitation, software (other than commercially available, “off-the-shelf” software), process technology, technical information), know-how and copyrightable works (each to the extent embodied in writing, electronically or in any other form) and (iv) all rights in internet web sites or protocol addresses, internet domain names and registration rights, uniform resource locators, and related security passwords or codes, all, (i) through (iv) only if and to the extent that they are necessary to continue the business of the Company and its Subsidiaries (on a stand alone basis as conducted until the Closing Date in all material respects). The IP Rights are held exclusively and without limitation by the Company or its Subsidiaries; they are free of any rights of third parties, except as specified in Annex 5.6.1.1. The Company or the respective Subsidiary can freely dispose over the IP Rights, except as specified in Annex 5.6.1.1. No third party has challenged any IP Right and — to the Sellers’ best knowledge — there is no reason to anticipate any such challenge. To the Sellers’ best knowledge no rights of third parties are infringed by the IP Rights or their use except as disclosed in Annex 5.6.1.2. The payment of fees due, as well as all other measures necessary to maintain the IP Rights, have been undertaken completely and in good time. To the Sellers’ best knowledge, Annex 5.6.1.3 contains an in all material respects complete and correct list of all contracts concluded by the Company and the Subsidiaries with regard to IP Rights, in particular licence agreements.

5.6.2                        To the Sellers’ best knowledge, the Company and the Subsidiaries are entitled to use their business names, and — to the Sellers’ best knowledge — these business names or their use do not infringe any rights of third parties. To the Sellers’ best knowledge, the continuation of the business names is permissible without restrictions also after the transfer of the CityDeal Shares to the Buyer.

5.7                                 Business Operations

5.7.1                        To the Sellers’ best knowledge, the Company and the Subsidiaries are the owner or authorised user of all movable and immovable assets reflected in the Consolidated Accounts, including real estate sites and buildings. To the Sellers’ best knowledge, there are no obligations to sell these assets, to dispose over them or to grant any rights of use with regard to them, whether as a whole or in part.

5.7.2                        With the exception as disclosed in Annex 5.7.2 to the Sellers’ best knowledge the business operations of the Company and its Subsidiaries do not infringe in any material respect any rights of third parties under public or civil law that would result in a fine exceeding EUR 50,000 (in words: Euro fifty thousand) in an individual case. To the Sellers’ best knowledge, the Company and its Subsidiaries hold all permits, licences or approvals required under public law or neighbours’ law for the operation of its business, and to the Sellers’ best knowledge and except as disclosed in Annex 5.7.2 the business is conducted in accordance in all material respects with these permits, licences or approvals, including any ancillary provisions, as well as in compliance with public law regulations and measures of any kind, in particular provisions on employment safety and environmental protection (other than noncompliance that is unlikely to result in a fine exceeding EUR 50,000 in an individual case). To the Sellers’ best knowledge, on the Closing Date, there are no indications of a withdrawal, revocation, expiration, restriction or subsequent alteration (in particular by imposition of obligations) of these permits, licences or approvals. To the Sellers’ best knowledge, there are no unsettled complaints by the competent public authorities or employers’ liability insurance associations (Berufsgenossenschaften). In addition, to the Sellers’ best knowledge other third parties - in particular neighbours - have not lodged complaints or asserted claims in relation to the business operations or parts thereof.

5.7.3                        Notwithstanding Clause 5.7.2 the business of the Company does not require a licence by the German Federal Financial Supervisory Authority (BAFIN) to carry out its business as set forth in the German Payment Services Supervision Act (Zahlungsdiensteaufsichtsgesetz) nor do any of the Subsidiaries require a corresponding license under the relevant applicable local law.

5.7.4                        Except as disclosed in Annex 5.7.4, after 30 April 2010 until the Closing Date neither the Company nor any of its Subsidiaries have

(i) concluded any contract or made any investment (other than the conclusion of cooperation agreements with merchants for the sale of coupons, TV marketing agreements and/or any agreements with Google or Facebook in the ordinary course of business), with a total value of more than USD 200,000 (in words: US Dollars two hundred thousand ) per contract;

(ii) concluded any agreements with any direct or indirect shareholder of the Company or any party or person related to that shareholder (in the meaning of section 15 German Fiscal Code (Abgabenordnung) or section 1 para 2 German Foreign Tax Act (Aubensteuergesetz));

(iii) made any payment to any direct or indirect shareholder other than under existing loan agreements or any related party or person or concluded any agreement which provides for any such payment;

(iv) incurred any liability outside the ordinary course of business exceeding USD 200,000 (in words: US Dollars two hundred thousand) in the individual case, except those resulting from marketing contracts with Google and Facebook and those resulting from existing loan agreements with Rocket Internet GmbH;

(v) incurred any third party interest bearing debt (other than shareholder loans) exceeding the total amount of USD 100,000 (in words: US Dollars one hundred thousand).

5.7.5                        To Sellers’ best knowledge, the conduct of its business does not and will not require the use of any invention, trade secret or proprietary information of any of its current or former consultants or employees (or persons it currently intends to engage or hire) made prior to or outside the scope of their engagement or employment by the Company and its Subsidiaries, except for inventions, trade secrets or proprietary information that have been assigned to the Company and its Subsidiaries.

5.8                                 Subsidies

Except as disclosed in Annex 5.8, to the Sellers’ best knowledge, the Company and the Subsidiaries have not applied for, received or used public subsidies.

5.9                                 Personnel Matters

5.9.1                        Annex 5.9.1 con tains an in all material respects complete and correct list of all current service contracts of the Company’s and Subsidiaries’ directors, members of the management board and holders of a registered commercial power of representation (Prokuristen), all the additional agreements concluded with or offered to them.

5.9.2                        To the Sellers’ best knowledge, the Company and its Subsidiaries employs approximately 1,100 employees; Annex 5.9.2 contains an in all material respects true and correct list that shows for each of the Company and the Subsidiaries the name and the annual salary of the top five employees in terms of fixed annual salary.

5.9.3                        Except as disclosed in Annex 5.9.3 the Company and the Subsidiaries have all relevant IT employees necessary to conduct their business operations on a stand-alone basis.

5.9.4                        To the Sellers’ best knowledge, neither the Company nor its Subsidiaries are obliged to employ or to rehire persons not listed in Annex 5.9.1 or Annex 5.9.2. To the Sellers’ best knowledge, except as specified in Annex 5.9.4, neither the Company nor the Subsidiaries have liabilities towards retired members of corporate organs or employees.

5.9.5                        To the Sellers’ best knowledge, neither the Company nor any Subsidiary is a member of any employers’ association and is not subject to any collective bargaining agreement, including collective bargaining agreements declared to be generally binding, except as specified in Annex 5.9.5.

5.9.6                        Neither at the Company nor at a Subsidiary a works council exists.

5.9.7                        To the Sellers’ best knowledge, Annex 5.9.7 contains a list of all obligations of the Company and the Subsidiaries based on customary business practice (betrieblicher Übung).

5.9.8                        Neither the Company nor any Subsidiary operate or participate in any company pension scheme.

5.9.9                        Neither the Company nor any Subsidiary is a party - be it as plaintiff, defendant or otherwise - to any court or arbitration or public authority proceedings involving employees, managing directors, members of the management board, except as specified in Annex 5.9.9. To the Sellers’ best knowledge, on the Closing Date, there are also no indications that any such proceedings are imminent.

5.10                           Contracts

5.10.1                  To the Sellers’ best knowledge, Annex 5.10.1 contains a list of all contracts with consultants or other service providers (other than contracts listed in Annex 5.9.1 and Annex 5.9.2 and contracts with merchants, other than reflected as a liability or accrual in the Consolidated Accounts, other than mobile phone and mobile data contracts, other than hosting contracts, other than rental or lease agreements, other than contracts with employees, other than contracts with Rocket Internet GmbH and other than contracts about bank accounts and credit cards) that oblige the Company or any Subsidiary to pay a fee or other remuneration of more than EUR 100,000 (in words: Euro one hundred thousand) p. a., or, that have a minimum term of more than one year.

5.10.2                  To the Sellers’ best knowledge, Annex 5.10.2 contains a list of all contracts with commercial agents, authorised dealers and similar distribution agents, and of all distribution contracts (other than contracts listed in Annex 5.10.1, other than marketing contracts and other than cooperation agreements with merchants for the sale of coupons) that have a minimum term of more than six months or can be terminated by the Company or any Subsidiary only with notice of more than three months, or the termination of which may lead to compensation claims against the Company or any Subsidiary.

5.10.3                  Annex 5.10.3.1 contains a list of all joint venture, cooperation and similar contracts (other than contracts listed in Annex 5.10.1 and Annex 5.10.2, other than cooperation agreements with merchants for the sale of coupons) of the Company or any of its Subsidiaries with third parties. To the Sellers’ best knowledge, Annex 5.10.3.2 contains a list of all agreements (other than the cooperation agreements with merchants for the sale of coupons) that regulate competition between the Company and third parties, in particular exclude or limit the Company’s or Subsidiaries’ right to do business with regard to certain fields of activity and/or geographical areas.

5.10.4                  Annex 5.10.4 contains a complete and correct overview of all loans made and outstanding as of Closing to the Company by the Sellers since 31 March 2010. Except as specified under Annex 5.10.4 there are no other loans outstanding as of Closing and all loan agreements (other than those underlying the loans specified in Annex 5.10.4) between the Company and/or any of its Subsidiaries and the Sellers or any party related to the Sellers will be terminated as of Closing or any claims thereunder (including principal and accured interest) will be sold for a purchase price not exceeding EUR 1 to a Subsidiary.

5.10.5                  As of Closing the Sellers will have made payments or other contributions to the Company or any of its Subsidiaries, increasing the equity of the Company or any of its Subsidiaries, in the total amount as set forth in Annex 5.10.5 of EUR 9,994,447 (in words: Euro nine million nine nine four four four seven) (whether by payments into the capital reserves, capital increases or by loans later converted into equity for the purposes of the consolidated accounts of the Company and its Subsidiaries).

5.10.6                  Annex 5.10.6 includes the total amount of any interest bearing third party debt other than shown in Annex 5.10.4 owed by any of the Companies and/or the Subsidiaries to any third party and outstanding as of Closing.

5.10.7                  Except as disclosed in Annex 5.10.7, neither the Company nor the Subsidiaries have assumed any sureties (Bürgschaften), guarantees (Garantien) or similar obligations to secure any liabilities of the Sellers, enterprises affiliated with the Sellers or relatives as defined in section 1 Para 2 of the German Foreign Tax Act (Außensteuergesetz) (the “Group Enterprises”), or other third parties (but in respect to such third parties only if in excess of a total of EUR 30,000 (in words: Euro thirty thousand in each individual case), and have entered into any obligations mainly or exclusively in the interests of the Sellers, Group Enterprises or other third parties, except as specified in Annex 5.10.7.1. Vice versa, to the Sellers’ best knowledge no Seller nor any Group Enterprise nor a third party has provided any security for the Company or any Subsidiary, except as specified in Annex 5.10.7.2.

5.10.8                  There are no contracts between the Company (or any Subsidiary) and the Sellers, and/or Group Enterprises (other than for the avoidance of doubt the Company or any Subsidiary), except as specified in Annex 5.10.8. All contracts listed in Annex 5.10.8 will be ended as per the Closing Date, except as stated in Annex 5.10.8. Except for the Euro amount stated in Annex 5.10.8 at the Closing Date there will be no liabilities of the Company out of such contracts (except for merchant contracts) or based on any other facts that are not shown in the Consolidated Accounts.

5.10.9                  Annex 5.10.9 contains a list of all contracts involving net obligations of the Company or any Subsidiary of more than EUR 500,000 (in words: Euro five hundred thousand) in an individual case or that are beyond the ordinary course of business of the Company or any Subsidiary, unless such contracts are covered already by one of the above warranties.

5.10.10            All the Company’s or Subsidaries’ contracts with third parties required to be disclosed pursuant to sub-clauses 5.10.1 through 5.10.9 (including the Company’s or Subsidiaries’ general terms and conditions) are valid and are carried out in all material respects in accordance with their terms. To the Sellers’ best knowledge and except as specified in Annex 5.10.10.1, there is no obstacle to the continued validity of such contracts and to the Sellers’ best knowledge no termination for cause (aus wichtigem Grund) is expected, except as specified in Annex 5.10.10.2. To the Sellers’ best knowledge there are no contracts that provide for automatic termination or alteration of, or additions to, these contracts, or for corresponding rights in case of a change in the shareholders of the Company, except as specified in Annex 5.10.10.3.

5.10.11            Except as disclosed in Annex 5.10.11, the Company and its Subsidiaries comply in all material respects with all mandatorily applicable data protection laws, not resulting in a fine exceeding EUR 100,000 (in words: Euro one hundred thousand) in an individual case. To the Sellers’ best knowledge all user of the Company’s and the Subsidiaries’ internet platform have validly agreed to the Company’s and the Subsidiaries’ general terms and conditions.

5.11                           Suppliers and Customers

To the Sellers’ best knowledge, Annex 5.11.1 contains a list of the ten largest suppliers of the Company or Subsidiaries at the Closing Date and of all those suppliers of the Company or Subsidiaries for whose goods and services no alternative source of supply at comparable conditions exists. To the Sellers’ best knowledge and except as disclosed in Annex 5.11.1 there is no reason to assume that any of these customers or suppliers will substantially reduce the extent of their business with the Company or Subsidiary for other than general economic or market-induced reasons.

5.12                           Insurance

To the Sellers’ best knowledge, Annex 5.12.1 contains an in all material respects complete and correct list of all insurance policies with the exception of insurance policies relating to motor vehicles used in the business taken out by the Company or Subsidiaries or for their benefit. To the Sellers’ best knowledge, there are no circumstances that may exclude the payment of insurance benefits. Neither the Company nor any Subsidiary is in arrears with any of its obligations under the insurance contracts; in particular, all insurance premiums owed have been paid in time. To the extent to which the insurance coverage will end upon the transfer of the CityDeal Shares, this is stated in Annex 5.12.2.

5.13                           Legal Disputes

Neither the Company nor any Subsidiary is a party - be it as plaintiff, defendant or otherwise - to any court or arbitration or public authority proceedings involving a value in dispute of more than EUR 250,000 (in words: Euro two hundred fifty thousend) in an individual case, except as specified in Annex 5.13. The total amount of the values in dispute in all proceedings does not exceed EUR one Million (in words: Euro one Million). On the Closing Date, there are — to the Sellers’ best knowledge — there is no written notice that any further proceedings are imminent.

5.14                           No Bribery or Corruption

During the past, neither an employee of the Company or Subsidiary nor a third person acting on behalf of them has in relation to the conduct of the business operations of the Company or a Subsidiary, in violation of the applicable law,

5.14.1                  offered, promised or granted any benefit, e.g. bribes, payments in kind or kick-backs, directly or indirectly, to any other person, e.g. a natural or legal person or his/her/its representative(s), in return for obtaining unfair favourable treatment vis-à-vis competitors in the supply of goods or commercial services, or demanded, allowed himself/herself to be promised or accepted such benefit for himself/herself or a third party for this purpose;

5.14.2                  offered, promised or granted any benefit (cf. sub-clause 5.14.1) to a public official, a person with special public service obligations or any other person who performs public functions, for that person or a third person, in return for the fact that he/she performed or will in future perform an official act;

5.14.3                  made any unlawful political donations; and/or

5.14.4                  otherwise used funds of the Company or any Subsidary for illegal purposes in connection with the Company or Subsidiary, which could expose the Company, the Subsidiary or its shareholders, or the persons responsible for these, to the risk of a penalty or fine (Geldstrafe oder Geldbube) being imposed, or which could lead to a responsibility of, or a loss for, the Company, the Subsidiaries or its shareholders.

5.15                           Miscellaneous

5.15.1                  To the Sellers’ best knowledge, Annex 5.15.1 contains a list of all the Company’s and Subsidiaries’ bank accounts and of the powers to draw on the respective accounts.

5.15.2                  To the Sellers’ best knowledge, Annex 5.15.2 contains a list of all powers of attorney granted by the Company, its Subsidiaries or their managing directors in their function as legal representatives of the Company or Subsidiary (other than short-term commercial powers to act granted to employees for sourcing of goods and services in the ordinary course of business) that are not entered in the commercial register for the Company or Subsidiary.

5.15.3                  Except as disclosed in Annex 5.15.3 neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) to any stockholder, director, manager, member or employee of the Company or a Subsidiary from the Company becoming due, materially increasing or accelerating.

5.16                           Taxes

5.16.1                  All Tax Returns and Tax registrations required to be filed with any Taxing Authority by or on behalf of the Company or any Subsidiary have been prepared diligently and in good faith, are in all material respects true and correct and have been filed when due. The Company or the Subsidiaries have timely paid when due all Taxes shown as payable by it on any valid and enforceable Tax assessment notice issued by any Taxing Authority or on any Tax Return filed by it with any Taxing Authority.

5.16.2                  As of the Closing Date, no Tax audit, investigation, dispute or other proceeding is pending in respect of the Company or Subsidiary and no Company or Subsidiary has been notified by any Taxing Authority that such authority intends to commence any such proceeding. To the Sellers’ best knowledge, neither the Company nor any Subsidiary has entered into any outstanding agreements, waivers or arrangements with any Taxing Authority.

5.16.3                  Neither the Company nor any of the Affiliated Enterprises are, or have been, treated, at any time, as resident in any jurisdiction for income Tax purposes (including any Double Tax Treaty) other than the jurisdiction of their place of incorporation or registered seat.

5.16.4                  The Company and all Subsidiaries have either paid, or accrued for in the Consolidated Accounts, all Pre-Closing Date Taxes imposed on, arising against or payable by the Company or any Subsidiary.

5.16.5                  “Tax” means any tax (Steuer) and tax related ancillary obligations (steuerliche Nebenleistungen) within the meaning of Section 3 of the German Tax Code (Abgabenordnung) or respective taxes under the laws of any other jurisdiction, customs duty (Zoll), social security contribution, or other contribution or charge imposed by any governmental or other public authority (including any withholding on amounts paid to or by any person), in each case together with any interest, penalty, fine or addition thereto and including any Tax for which an entity or person is (jointly or secondarily) liable under any law, agreement or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, notice, form or information relating to any Tax, including any schedule or attachment thereto.

“Taxing Authority” means any governmental or other authority in charge of imposing any Tax.

“Pre-Closing Date Period” means the period up to and including the Closing Date.

“Pre-Closing Date Taxes” means any Taxes related to actions, events, periods in the Pre-Closing Date Period and in the Pre-Closing Date Straddle Period. For the determination of Pre-Closing Date Taxes imposed upon the Company or the Subsidiaries within the Straddle Period such Taxes shall be allocated between the Pre-Closing Date Straddle Period and the period beginning immediately after the Closing Date and ending at the end of the last day of the Straddle Period. The amount of Tax attributable to the Pre-Closing Date Straddle Period shall be the amount of Tax to which the Company or the Subsidiaries would be liable if the Pre-Closing Date Straddle Period were an assessment period (Veranlagungszeitraum) and if it were permitted to file a Tax return for the purpose of the Pre-Closing Date Straddle Period.

“Straddle Period” means a time period between the end of the last Tax assessment period (Veranlagungszeitraum) preceding the Closing Date and ending after the Closing Date.

“Pre-Closing Date Straddle Period” means the period beginning at the start of the first day of the Straddle Period and ending on the end of the Closing Date.

6.                                     SUPPLEMENTARY PROVISIONS REGARDING THE WARRANTIES

6.1                                 Except for the representations and warranties given under clause 5 above the Sellers have not given or give or have not made or make any implied or express guarantee, representation or warranty.

6.2                                 Sellers’ Warranties are given as per date hereof. Sellers’ Warranties that are expressly made with reference to a specific point in time are given as per this point in time.

6.3                                 If the Sellers have disclosed facts to the Buyer or its advisors outside this Agreement or the Buyer has otherwise gained knowledge of facts that relate to individual Sellers’ Warranties, then the Sellers are not liable only to the extent that these facts are expressly mentioned in the Sellers’ Warranty or in the annex corresponding thereto; section 442 BGB does not apply.

6.4                                 The Sellers are liable for the incorrectness and/or incompleteness of Sellers’ Warranties even if the respective incorrectness or incompleteness is not their fault. To the extent that Sellers’ Warranties are given “to the Sellers’ best knowledge”, the liability of the Sellers shall be limited to cases of positive awareness or actual knowledge (positive Kenntnis) of (i) the managing director of the general partners of the Sellers - except for Mr Andrew Mason - after having duly enquired the managing directors of the Company and the Subsidiaries and (ii) of Mr. Oliver Samwer after due enquiry of his legal and financial advisors, without attributing any kind of constructive or deemed knowledge.

7.                                      LEGAL CONSEQUENCES IN CASE OF INCORRECT OR INCOMPLETE SELLERS’ WARRANTIES

7.1                                 If one or more Sellers’ Warranties are incorrect and/or incomplete, the Sellers shall be obliged to restore the position that would exist if such breach had not occurred. To the extent that such restoration (i) is not possible, (ii) is not sufficient or (iii) has not been made by the Sellers within 60 days after the Sellers have been informed about the breach in writing by the Buyer, then the Buyer is in each case entitled to demand, from the Sellers that the Sellers (jointly not severally (gesamtschuldnerisch)) compensate the Buyer in money for all proven damages within the meaning of sections 249 et seqq German Civil Code (BGB), but only to the extent related to such breach and in any case excluding any consequential damages (Folgeschaden) (other than those direct consequential damages reasonably foreseeable) and any loss of profits (entgangener Gewinn). If and to the extent any Seller refuses to provide for the warranted situation or a respective cash compensation for whatever reason, then the Buyer is entitled to demand from that Seller that Groupon Shares be retransferred to the Buyer in the amount corresponding to the damages that would have to be paid instead. For the purposes of the conversion of cash (as remedy for damages resulting from the breach of Sellers’ Warranties) into Groupon Shares under this sub-clause 7.1 the Groupon Shares shall be valued (bewerten) at their fair market value at the time of conversion in cash whereas the fair market value shall be agreed between the Parties, acting in good faith. To the extent the Parties do not agree on the fair market value within a period of two weeks acting in good faith from any claim of either Party to retransfer shares instead of paying damages, the value of the Groupon Shares shall correspond to the value underlying the last bona fide financing round undertaken by Groupon.

7.2                                 In the event of a breach of a Sellers’ Warranties set forth in clause 4.3 the Buyer shall give the Seller written notice of such breach or non-fulfilment, promptly after its discovery, but in no event later than five bank business days thereafter stating in such notice in reasonable detail the nature thereof and the amount involved, to the extent that such amount has been determined at the time when such notice is given, whereas failure to comply with such provision shall not exclude Buyer from making such claim unless and to the extent that Sellers’ are actually prejudiced by the failure to give such notice (Section 254 German Civil Code — BGB).

7.3                                 When calculating the amount of the liability of the Sellers under or in connection with the Sellers’ Warranties, all advantages in connection with the relevant matter shall be taken into account (Vorteilsausgleich) and the Sellers shall not be liable in any respect of any claim for any loss suffered by the Buyer to the extent of any corresponding savings by or benefit to the Buyer or any affiliate of the Buyer arising from that.

7.4                                 The Sellers shall not be liable for, and the Buyer shall not be entitled to bring any claim of whatever nature under or in connection with this Agreement for a breach of a Sellers’ Warranty (“Guarantee Claim”), if and to the extent that

7.4.1                        the matter to which the Guarantee Claim or any other claim relates has been specifically taken into account by way of a reserve (Rückstellung), or depreciation (Abschreibung), or exceptional depreciation (auberplanmäbige Abschreibung), or depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert) or otherwise in the Consolidated Accounts or provisions shown in the Consolidated Accounts (irrespective of whether or not such provisions specifically taking into account the matter on which the Guarantee Claim is based) are fully or partly released for reason of the risk or the potential obligation that is covered by the respective provision having fully or partly finally not materialized;

7.4.2                        the amount of the Guarantee Claim is recovered from a third party or under an insurance policy in force;

7.4.3                        the payment or settlement of any item giving rise to a Guarantee Claim results in a tax benefit to the Company or the Buyer;

7.4.4                        the Guarantee Claim results from a failure of the Buyer to mitigate damages pursuant to Section 254 BGB;

7.4.5                        the matter to which the Guarantee Claim relates was, at the date hereof, contained in the current commercial register excerpt of the Company or or a similar companies register in the respective jurisdictions of registration of the Subsidiaries;

7.4.6                        the matter to which the Guarantee Claim relates was in a reasonable manner disclosed on or before the date hereof in an annex to this Agreement or elsewhere in this Agreement.

7.5                                 The Buyer’s claims under this Clause 7 become time-barred two years after the Closing Date, except as provided otherwise in the following. Claims based on the incorrectness and/or incompleteness of Sellers’ Warranties under sub-clause 5.1.1 through 5.1.5 become time- barred five years after the Closing Date. Buyer’s claims under sub-clause 5.16 become time- barred nine months after the relevant Tax assessment has become final and binding (formelle und materielle Bestandskraft).

7.6                                 Buyer shall only be entitled to claims under the Sellers’ Warranties, to the extent such claim exceeds USD 1,000,000 (in words: US Dollars one Million) but then to the full extent (threshold, no deductible), excluding, however, claims under sub-clause 5.1.1 through 5.1.5.

7.7                                 Buyer’s total claims under this section vis-à-vis all of the Sellers shall be capped at 10% of the value of the Groupon Shares as determined in accordance with sub-clause 7.1 above, excluding, however, Buyer’s claims for a breach of Sellers’ Warranties set forth under sub- clause 5.1.1 through 5.1.5 hereof which shall be capped at a 100% of the value of the Groupon Shares determined in accordance with sub-clause 7.1 above. Any liability of any of the Sellers under clauses 5 through 7 (including any joint liability) shall lapse if such Seller (i) has retransferred the Groupon Shares received by such Seller to Buyer or (ii) has paid an overall amount of damages equal to the value of Groupon Shares (as determined in accordance with sub-clause 7.1) received by such Seller.

7.8                                 Any of Buyer’s claims for a breach of Sellers’ Warranties set forth under sub-clauses 5.10.4, 5.10.5, 5.10.6 and 5.10.8 sentence 3 shall be excluded from any limitation under this Agreement whatsoever and shall be remedied on an EUR for EUR basis.

7.9                                 The retransfer of Groupon Shares from the Sellers to the Buyer or a third party designated by the Buyer that are made on the basis of this Agreement, will be regarded as a reduction of the consideration for the Shares.

7.10                           If any payment or transfer obligation under this Agreement falls due on a Saturday, Sunday or public holiday, such payment will be payable on the next bank working day.

7.11                           If any payment under this Agreement is not made in full when due, the outstanding amount will bear interest at a rate of five percentage points above the basis interest rate pursuant to section 247 BGB applicable at the time p.a. as of the date payment was due up to and including the date of actual payment.

7.12                           Any payment under this Agreement must be made free of all taxes, bank charges and other deductions by wire transfer of immediately available funds.

7.13                           In the event of a breach of a Sellers’ Warranty this clause 7 shall constitute the Buyer’s sole and exclusive remedy; any other remedy or claims for breach of those representations and warranties, including without limitation any statutory rights in case of breach of contract (such as a withdrawal from this Agreement or damages in lieu of performance (Schadensersatz statt der Leistung)), shall be excluded. In particular, all claims and rights of the Buyer based on the breach of any guarantee or representation and warranty other than a Sellers’ Warranty as well as all claims and rights of the Buyer based on pre-contractual liability (Verschulden bei Vertragsschluss) or avoidance (Anfechtung) or resulting from a material change to the basic assumption of the Parties (Wegfall oder Störung der Geschäftsgrundlage) shall be excluded, except for claims and rights of the Buyer based on non-performance with regard to the primary obligation (Hauptleistungspflicht) to transfer the CityDeal Shares. Furthermore, this exclusion and/or limitation of the liability of the Sellers shall not apply if and to the extent the Sellers are liable of an intentional breach or fraudulent intent (Vorsatz oder Arglist).

8.                                      BUYER’S WARRANTIES

The Parties have extensively discussed and negotiated to what extent and how the Buyer should be liable for defects of the Groupon Shares. They have decided to depart from the statutory system of liability, and in its place to provide for a separate system of liability, as determined in Clauses 8 and 9 of this Agreement.

The Buyer and Groupon Inc. warrant as joint and several debtors (Gesamtschuldner) the correctness and completeness of the following statements (the “Buyer’s Warranties”) as of the date hereof by means of an independent guarantee promise (Garantieversprechen, section 311 para 1 BGB), which - according to the Parties’ express intention - constitutes a promise that is made from the start only with the restricted content according to Clauses 8 to 9 of this Agreement:

8.1                                 Each of Buyer and Groupon Inc. has the corporate power and authority to execute and deliver this Agreement and the Earn-Out Agreement and to perform and consummate the Transaction and the other transactions contemplated hereby and thereby. Each of Buyer and Groupon, Inc. has taken all actions necessary to authorize its execution and delivery of this Agreement and the Earn-Out Agreement, the performance of its obligations hereunder and thereunder, and the consummation by it of the Transaction and the other transaction contemplated hereby and thereby. This Agreement and the Earn-Out Agreement have been duly authorized, executed, and delivered by, and (assuming the due authorization, execution and delivery hereof by the other Parties hereto) is enforceable against, each of Buyer and Groupon Inc..

8.2                                 Groupon Inc. is an entity duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer is an entity duly organized, validly existing, and in good standing under the Laws of the Federal Republic of Germany. The Groupon Shares and the Earn Out Shares have been duly authorized and, when issued in accordance with this Agreement or the Earn-Out Agreement, as applicable, will be validly issued, fully paid and nonassessable and will be free and clear of all encumbrances of any kind except for restrictions of transfer imposed under applicable securities laws, the Shareholders Agreement, the Co-Sale Agreement and the Voting Agreement. The Earn Out Shares have been reserved for issuance from Groupon Inc.’s authorized share capital if and when they become issuable under the Earn-Out Agreement.

8.3                                 The authorized equity interests of Groupon Inc. are as set forth on Schedule 8.3. All of the issued and outstanding equity interests of Groupon Inc. are held of record in such amounts and by such holders as set forth on Schedule 8.3. All of the issued and outstanding equity interests of the Groupon Inc. (including the Groupon Shares) (a) have been duly authorized and are validly issued, fully paid, and nonassessable, (b) were issued in compliance with, or pursuant to an exemption from, all applicable state, federal and other applicable securities laws and (c) were not issued in violation of any pre-emptive rights or rights of first refusal. Except as set forth on Schedule 8.3, as of the date hereof, (x) no outstanding commitments exist with respect to the equity interests of Groupon Inc., (y) there are no contracts with respect to the voting, transfer, disposition or registration of the equity interests of Groupon Inc. and (z) there are no outstanding obligations of Groupon Inc. to redeem, repurchase, or otherwise acquire any of its equity interests.

8.4                                 The execution and delivery by Buyer and Groupon Inc. of this Agreement and the Earn-Out Agreement and the consummation of the transactions contemplated hereby and thereby, will not conflict with (i) any provision of the certificate of incorporation or bylaws of either entity, as amended to date, each in full force and effect on the date hereof, (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or Groupon Inc. or any of their subsidiaries or any of their respective properties or assets (whether tangible or intangible), or except in the cases of clause (ii) where such conflict would not be material to Buyer’s or Groupon Inc.’s ability to consummate the transactions contemplated hereby or thereby or perform their respective obligations under this Agreement and the Earn-Out Agreement.

9.                                      LEGAL CONSEQUENCES IN CASE OF INCORRECT OR INCOMPLETE BUYER’S WARRANTIES

Clauses 6.1, 7.1 through 7.5 and Clause 7.13 shall apply mutatis mutandis with regard to any Buyer’s Warranties, with the exception of all provisions relating to a share exchange/claw-back provided for under these clauses. Any damages of Buyer and Groupon Inc. under this section 8 and 9 shall in total be capped at 100% of the value of the Groupon Shares as determined in clause 7.1.

10.                               TRANSFER OF THE ENTERPRISE

The Parties shall provide each other with all information, and participate in any transactions and legal acts, required to implement this Agreement.

11.                               CONFIDENTIALITY AND PROVIDING INFORMATION TO THIRD PARTIES

11.1                           The Parties shall, without limitation in time, keep secret any confidential matters of the Company and the Subsidiaries. Confidential matters of the Company and the Subsidiaries are any matters regarding which the Company or any Subsidiary has a legitimate interest in secrecy and in relation to which no statutory disclosure obligations exist.

11.2                           The Parties shall keep confidential the contents of this Agreement and its Annexes to the extent that no statutory disclosure obligations exist or the respective other Party has not consented to the disclosure. The Parties shall also keep confidential any information they have received about each other and about the enterprises affiliated with the respective other Party as defined in section 15 AktG since they have started talks about the acquisition of the CityDeal Shares and the Groupon Shares, to the extent that such information is not known or available to the public, or the respective other Party has not consented to the disclosure of the information.

11.3                           The provision of information about the conclusion of this Agreement, and possibly also about details of the intended continuation of the business enterprise, to the employees and business partners of the Company or Subsidiaries shall be mutually co-ordinated, while complying with all statutory disclosure obligations. Likewise, the provision of information to the public about the conclusion of this Agreement, in particular by way of a press release, shall be mutually co-ordinated.

11.4                           The Buyer and the Sellers request the acting notary to file a new shareholders list to be deposited with the commercial register in compliance with section 40 German Limited Liability Companies Act (GmbH-Gesetz) upon the occurrence of Closing.

11.5                           Sub-clause 11.1 through 11.3 shall not apply to any disclosure or provision of information that is required by law or any stock exchange rules or requested by any public authority (including any court or arbitration tribunal) as well as any disclosures or provisions of information to any advisers, board members or employees of any Party or companies affiliated with any Party.

12.                               LANGUAGE, INTERPRETATION AND DEFINITIONS

12.1                           The binding language of this Agreement shall be English. The binding language of this Agreement shall be German if the English expression used herein is translated by a German expression in brackets. In this event the English expression shall be for convenience only.

12.2                           Unless the context or the expressed provision of this Agreement otherwise require, headings and subheadings of the sections and/or provisions contained herein are for convenience and reference purposes only and shall not have any effect on the meaning or construction of any of the provisions hereof. Any dollar or Euro thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “material adverse effect” under this Agreement.

12.3                           The following defined terms shall have the meaning ascribed to them in the relevant sub-clause

Accounts Date	10
Agreement	3
AktG	10
Articles of Association	6
Buyer	3
Buyer’s Warranties	21
CityDeal Inv-Shares	3
CityDeal Management Transfer-Shares	4
CityDeal Rocket-Shares	3
CityDeal Shares	3
CityDeal Transferors	4
Closing	6
Closing Confirmation	8

Closing Date	6
Closing Deliveries	7
Company	3
Consolidated Accounts	10
Contracts of Use	11
Earn-Out Agreement	4
Earn-Out Inv-Shares	4
Earn-Out Management-Shares	4
Earn-Out Rocket-Shares	4
Earn-Out Shares	4
Group Enterprises	15
Groupon Inv Stock Certificate	5
Groupon Inv-Shares	4
Groupon Management Stock Certificate	5
Groupon Management-Shares	4
Groupon Rocket Stock Certificate	5
Groupon Rocket-Shares	4
Groupon Shares	4
Guarantee Claim	19
IP Rights	11
List of Shareholders	3
Pre-Closing Date Period	18
Pre-Closing Date Straddle Period	18
Pre-Closing Date Taxes	18
Reference Deed	3
Seller	4
Sellers	4
Sellers’ Representative	26
Sellers’ Warranties	9
Straddle Period	18
Subsidiaries	6
Tax	18
Tax Return	18
Taxing Authority	18
Transaction	4

13.          NOTICES

13.1                           All notices, waivers, demands, requests and other communications hereunder shall be in writing and shall be given by: (a) sending a copy thereof by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), (b) sending a copy thereof by facsimile, (c) sending a copy thereof by a nationally recognized overnight courier service, or (d) mailing a copy thereof by certified or registered mail, postage prepaid with return receipt requested, in all cases, addressed as follows:

if to Groupon Inc or Buyer :	Groupon, Inc.
600 West Chicago Avenue
Suite 850
Chicago, Illinois 60654
Attention: Andrew Mason
Fax: (312) 2768438

with a copy to:	DLA Piper LLP (US)
203 North LaSalle Street
Suite 1900
Chicago, Illinois 60601-1293
Attention: Richard E. Ginsberg
Fax: (312) 630-5388

if to Sellers’ Representative
(on behalf of Sellers):	Mr. Oliver Samwer
c/o Bambino 45. VV UG (haftungsbeschränkt) & Co B-85 KG (in the future: CD-Rocket Holding UG
(haftungsbeschränkt) Beteiligungs KG)
Saarbrücker Str. 20/21
10405 Berlin
Fax: +49 (0) 1805 233633 55466

with a copy to:	Wilson Sonsini Goodrich & Rosati
One Market Street
Spear Tower
Suite 3300
San Francisco, California 94105-1126
Attention: Lawrence M. Chu
Fax: (415) 947-2099

and

Noerr LLP
attn: Sascha Leske
Charlottenstrasse 57
10117 Berlin
Germany
Fax: +49 (0)3020942094

13.2                           All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address. In case of service by facsimile, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) Business Days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

14.                               RESTRICTIONS ON TRANSFER; SET-OFF

Claims and other rights out of or in connection with this Agreement can only be transferred with the prior consent of the respective other Party. To the extent that the transfer cannot be excluded validly, the Parties are obligated not to transfer the respective right without the prior consent of the respective other Party; the consent may only be withheld for an important reason.

The parties acknowledge and consent that Groupon Inc. intends to liquidate the Buyer by transferring all shares in Buyer to a Dutch holding company and that as a consequence all rights and obligations of Buyer under this Agreement and all related agreements will transfer by way of statutory universal succession in rights and obligations (Anwachsung) to the Dutch holding company.

Unless otherwise provided for under the Earn-Out Agreement, any set-off of rights under or in connection with this agreement are excluded except if such claims are acknowledged by the other Party or confirmed by a binding court ruling (rechtskräftiger Anspruch).

15.          COSTS AND TRANSFER TAXES

The costs of notarisation, as well as the other transfer costs, resulting from the conclusion and implementation of this Agreement, including any possible transfer taxes, and including all other transaction costs incurred by the Buyer (including legal fees, financial due diligence, etc.) shall be borne by the Seller-Inv KG up to an amount of EUR 500,000 (in words: Euro five hundred thousand) subject to the fulfilment of all obligations of Buyer under clauses 1.1 and 3.2. The Company has no real estate.

16.          FINAL PROVISIONS

16.1                           Each Seller, on behalf of itself and any of its successors and assigns, hereby irrevocably appoints Seller-Rocket KG, as its representative and exclusive agent (the “Sellers’ Representative”), to act on behalf of such Seller in connection with, and to facilitate, any and all transactions arising from, in connection with and incident to this Agreement. In such capacity, the Sellers’ Representative shall have the sole and exclusive power and authority to perform all actions required or permitted to be performed by the Sellers’ Representative on behalf of Sellers under this Agreement. A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction from all of Sellers and shall be final, binding and conclusive upon each Seller. Each of Groupon Inc. and Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every Seller. Each of Groupon Inc. and Buyer is hereby relieved from any liability to any persons for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative; and each Seller agrees to release and hold harmless, and indemnify, each person who acts as Sellers’ Representative with respect to all actions, decisions, elections or other determinations made by such Sellers’ Representative in the performance of his or its duties, except to the extent arising from the gross negligence or willful misconduct of any such person (and any action taken or omitted to be taken upon the advice of counsel shall be conclusive evidence of the absence of gross negligence or willful misconduct). In furtherance of the foregoing, any reference to a power of Sellers under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Sellers’ Representative.

The Sellers’ Representative shall at all times be managed exclusively by Mr. Oliver Samwer, Mr. Marc Samwer and/or Mr. Alexander Samwer, and the Sellers’ Representative shall not cause or permit (by reason of any action taken by it or its beneficial owners) any other person to manage the Sellers’ Representative without the prior written consent of Groupon Inc., which consent may be given or withheld in Groupon Inc.’s sole discretion. In the event that the Sellers’ Representative violates or breaches the provisions of this Section 16.1, or the Sellers’ Representative is not managed exclusively by Mr. Oliver Samwer, Mr. Marc Samwer and/or Mr. Alexander Samwer for any reason (other than by reason of such individual’s death or disability), Groupon Inc. shall be entitled, in addition to any other remedies that it may have, to specific, injunctive or other equitable relief in order to enforce such provision or otherwise effect the intention of the parties under this Section 16.1.

16.2                           This Agreement and its annexes contain the entire agreement reached between the Parties on the subject of this Agreement. There are no side agreements.

16.3                           Amendments and supplements to this Agreement as well as the waiver of any rights under this Agreement must be in writing in order to be valid unless notarisation is required. This also applies to any amendment to, or cancellation of, this written form clause.

16.4                           This Agreement is governed by German law except for the provisions under the Earn-Out Agreement which are governed by the laws of the State of Delaware, USA, and is to be interpreted exclusively consistent with German law and usage of terminology. This includes, without limitation, the legal concepts and terms contained in this Agreement, the English translations of which may not be identical with the original German terms in their respective legal understanding.

16.5                           The courts of Munich (Germany) shall have exclusive jurisdiction with respect to all legal disputes arising in connection with this Agreement, save for any disputes relating to the Earn-Out, which shall be settled in accordance with the provision of the Earn-Out Agreement.

16.6                           Should a provision of this Agreement or a provision later on included in this Agreement be or become null and void as a whole or in part, or should a gap in this Agreement become evident, this does not affect the validity of the remaining provisions. The Parties are aware of the Federal Supreme Court’s (Bundesgerichtshof) case-law, whereby a severability clause merely reverses the burden of proof. However, it is the express intention of the Parties to maintain the validity of the remaining provisions at all events and thus to exclude the applicability of section 139 German Civil Code as a whole. Instead of the null and void provision, or in order to fill the gap, such valid and practicable regulation must be agreed that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point when entering into this Agreement. If the nullity of a provision is due to a degree of performance or time (period or deadline) laid down in this provision, then the provision is deemed to be agreed with a legally permissible degree that comes closest to the original degree.